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                                                                    Exhibit 5.1

                                                                  April 3, 2000


International Business Machines Corporation
New Orchard Road
Armonk, NY 10504

Ladies and Gentlemen:

I am Assistant Secretary and Senior Counsel of International Business Machines Corporation (herein called the "Corporation") and an attorney duly admitted to practice in the State of New York. I am familiar with the Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") regarding the shares of common stock, par value $.20 per share, of the Corporation (the "Shares") to be issued pursuant to the Offers to Purchase all of the issued and outstanding Class A Subordinate Voting Shares and all of the issued and outstanding Class B Multiple Voting Shares of LGS Group Inc.

I have reviewed such documents and records as I have deemed necessary or appropriate to enable me to express an informed opinion with respect to the matters covered hereby.

Based upon the foregoing, I am of the opinion that, when issued or sold in accordance with the terms of the Offers to Purchase, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the use of my name in the Registration Statement as counsel who has passed upon the legality of the Shares, and to the use of this opinion as part of the Registration Statement as required by Section 7 of the Securities Act.

                                       Very truly yours,

                                       /s/ Andrew Bonzani
                                       ----------------------------------------
                                       Andrew Bonzani, Esq.
                                       Assistant Secretary and Senior Counsel